[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), effective as of 3/4/2022, is between OYSTER POINT PHARMA, INC., a Delaware corporation having a place of business at 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540, and its successors or assignees (“Oyster Point” or the “Company”) and WILLIAM J. LINK, an individual having a place of business at [ * ] (“Consultant”).

WHEREAS, Consultant and Oyster Point have mutually agreed that Consultant will resign from the board of directors of Oyster Point (the “Company Board”);
WHEREAS, Oyster Point desires to retain Consultant as an independent contractor to perform consulting services for Oyster Point as further detailed herein; and

WHEREAS, Consultant is willing to perform the services, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.ENGAGEMENT OF SERVICES. At the Company’s request, Consultant will provide consulting services (the “Services”); provided, however, that Consultant may perform all Services by remote means. Consultant agrees to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. Consultant shall perform all Services in compliance with all Applicable Laws. “Applicable Laws” means the laws, statutes, rules, or regulations applicable to a party’s activities to be performed under this Agreement including, but not limited to, the Federal Food, Drug, and Cosmetic Act, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a- 7b(a)), the criminal Health Care Fraud laws (18 U.S.C. §§ 286, 287, 1347, 1349), the Patient Protection and Affordable Care Act of 2010 (42 U.S.C, § 18001 et seq.), the Federal Sunshine Law, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the U.S. Foreign Corrupt Practices Act and any other anti- bribery and anti-corruption laws, state and federal licensure laws, the regulations promulgated pursuant to such laws, and any other similar state or federal law.

2.COMPENSATION; EXPENSES.

2.1Consultant shall be available to provide Services one day per month. Compensation for Services provided shall be paid $[ * ] per day and paid in U.S. dollars. Consultant shall be paid pursuant to this Section 2.1 for actual Services completed.
2.2Consultant shall be reimbursed for all reasonable, appropriate, or necessary travel and other out-of-pocket expenses incurred in the performance of his duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of Company. Prior written consent of Company is required for any expenses in excess of $[ * ]. Company or its authorized agents shall have the right to audit relevant financial documentation to verify amounts billed at any time upon request by Company.

2.3Unless requested otherwise by the Company or its agents, Consultant shall submit monthly invoices to Oyster Point. All invoices submitted by Consultant to Oyster Point under this Agreement shall be sufficiently detailed, including a description of all Services performed and the amount due for the Services. The invoice submitted by Consultant shall also include an itemized list of any expenses incurred in performance of the Services under the Agreement and all documentation for expenses. If the Company provides Consultant an expense form to complete in connection with the Services performed, this form must be completed by Consultant and submitted to the Company as part of the invoice. The Company shall pay the amount of each invoice received from Consultant within forty-five (45) days of its receipt by the Company, unless the Company has notified Consultant within such forty-five (45) day period that it disputes any particular invoiced item(s), which dispute the parties shall attempt in good faith to resolve. The Company reserves the right to decline to pay on invoices more than ninety (90) days after an expense has been incurred. In no event will the Company pay on invoices submitted more than one hundred eighty (180) days after an expense has been incurred. Invoices must be sent to the address and recipient specified by the Company. Subject to Section 2.4, the payment thereof shall constitute full payment for Services to Company during the term of this Agreement, and Consultant shall not receive any additional benefits or compensation for the Services. Subject to Section 2.4, payment for Services performed under this Agreement shall be subject to the completion of such Services to the reasonable satisfaction of Company.

2.4As further consideration for Services to Company and the representations, warranties and other covenants of Consultant contained herein, and as a condition to Consultant’s willingness to execute this Agreement, until this Agreement has been terminated in accordance with its terms, all equity awards (including options and restricted stock units) previously granted to Consultant by the Company shall continue to vest on their regular vesting schedule pursuant to the terms of the agreements reflecting such equity awards.

3.INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Company to its employees (and Consultant waives the right to receive any such benefits). Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits from Company in the event Consultant is injured in any manner or becomes ill while performing the Services under this Agreement. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self- employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement.

4.CONFLICTS OF INTEREST. Consultant represents and warrants that he is authorized to enter into this Agreement, and is not a party to any other agreement or under any obligation to any third party which would prevent Consultant from entering into this Agreement or from performing Consultant’s obligation. Consultant further represents and warrants that there is no conflict of interest in Consultant’s other contracts for services or other employment, if any, with the Services to be provided pursuant to this Agreement. If required to do so, Consultant has obtained all consents or permissions to enter into this Agreement.

5.CONFIDENTIAL INFORMATION.

5.1Company Confidential Information. Consultant agrees during the term of this Agreement and for two years thereafter that Consultant will take all steps reasonably necessary to hold Company’s Confidential Information (as defined below) in trust and confidence, will not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. Consultant shall notify Company immediately in writing upon any loss, misuse, misappropriation or other unauthorized disclosure of Company Confidential Information by Consultant. “Confidential Information” means any oral, written, graphic or machine-readable information including, but not limited to: that which relates to patents, patent applications, trade secrets, inventions; research; product plans, products, developments, processes, designs, drawings, engineering, formulae; markets, regulatory information, medical reports; all clinical data and analysis and current and concluded clinical trials and studies; reagents, cell lines, genes, gene haplotypes and gene sequences, assays, biological materials, chemical formulas, chemical compounds; business plans, agreements with third parties, services, customers, marketing or finances of Company or other scientific, technical, financial, trade, or business information, of which Confidential Information is designated in writing or marked as being confidential or proprietary, or is disclosed under conditions that reasonably indicate that Company intended such information to be confidential. Notwithstanding the other provisions of this Agreement, Confidential Information shall not include information that: (i) has been published or is otherwise available to the public other than by a breach of this Agreement; or (ii) has been received by Consultant from a third party not known by Consultant to be under any confidentiality obligation to the Company. Notwithstanding the provisions of this Section 5.1, Consultant may disclose Confidential Information, without violating his obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided, that, Consultant shall give reasonable prior written notice to Company of such required disclosure and, at Company’s request and expense, shall cooperate with Company’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information. In any event, Consultant shall disclose only that portion of the Confidential Information that is legally required to be disclosed.

5.2Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to treat Third Party Information made known to Consultant in the course of performing Services under this Agreement as if it were Confidential Information subject to the terms of this Agreement.

5.3Confidential Information of Others. Consultant agrees not to disclose to Company or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. The performance by Consultant of the Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Additionally, Consultant represents and warrants that Consultant’s performance of the Services hereunder does not and will not infringe upon any patient privacy or intellectual property rights.

5.4Securities Laws. United States securities laws prohibit any person who is given access to material, non-public information concerning a publicly traded company from purchasing or selling securities in that company or from communicating the information to any other person who is likely to purchase or sell securities of that company. In connection with this Agreement, Consultant may have access to information that is considered material, non-public information and Consultant agrees not to use, or cause any other person to use, such information to purchase or sell securities in any publicly traded company.

6.WORK PRODUCT AND INTELLECTUAL PROPERTY RIGHTS.

6.1Disclosure of Work Product. As used in this Agreement, the term “Work Product” includes, but is not limited to, any trade secrets, ideas, inventions (whether patentable or unpatentable), chemical and biological materials, samples of assay components, mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, clinical trial designs or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any Services performed for Company (“Company Work Product”).

6.2Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”).

6.3Waiver or Assignment of Other Rights. If Consultant has any rights to Company Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

6.4Procurement and Enforcement of Proprietary Rights. So long as such assistance would not constitute an Excluded Service, Consultant will assist Company, during the term of this Agreement, in procuring, maintaining and enforcing any United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will, so long as such actions would not constitute an Excluded Service, execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, so long as such actions would not constitute an Excluded Service, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee.

7.CONSULTANT REPRESENTATIONS AND WARRANTIES.

7.1Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company; (b) neither the Company Work Product nor any element thereof will infringe the Proprietary Rights of any third party; (c) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; and (f) Consultant will take reasonable precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) in the course of performance of Services during the term of this Agreement.

7.2Consultant shall ensure that all statements and claims regarding Company’s products made or proposed by Consultant in connection with the Services, including intended use, efficacy and safety, are consistent with Applicable Laws and the requirements of any applicable Regulatory Authority (as defined below) and are accurate, truthful and fairly balanced. Consultant shall not make any representation, statement, warranty or guaranty, oral or written, with respect to any Company product that is inconsistent with Applicable Laws or such applicable Regulatory Authority, that is deceptive or misleading in any way, or that disparages Company or any Company product. “Regulatory Authority” means any United States federal, state, or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting approvals necessary for the marketing of or having other legal or regulatory authority over a product of Company involved in the Services, including the U.S. Food and Drug Administration.

7.3Consultant represents and warrants that Consultant is not debarred or suspended under 21 U.S.C. §335(a) or (b), excluded from participation in a federal health care program (e.g., Medicare, Medicaid), debarred from federal contracting, or convicted of or pled nolo contendere to any felony or any federal or state legal violation (including misdemeanors) relating to health care products or services or fraud.

7.4If, during the term of this Agreement, all or part of the above representations and warranties in this Section 7 cease to be accurate, Consultant shall immediately notify Company of such circumstance.

8.COMPANY’S REPRESENTATIONS AND WARRANTIES. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). In entering into this Agreement, the Company is not relying on any representations or warranties (including as to the accuracy or completeness of any information provided to or statements made to the Company) other than those contained within this Agreement.

9.NOTICE OF GOVERNMENT INQUIRY. To the extent permitted by applicable law, Consultant shall immediately notify Company, and provide Company with a copy, of any communication, correspondence or inquiry of any type, including, but not limited to, a subpoena, civil investigative demand, congressional inquiry letter, untitled letter or warning letter, from any federal, state or local governmental entity, Regulatory Authority or any other individual or party related to Company, Company’s products, the Services, or this Agreement.

10.INDEMNIFICATION. Subject to Section 13.7, Consultant will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from and with respect to any and all third-party claims of any kind based on (i) any act or omission of Consultant under or in connection with Consultant’s obligations hereunder; or (ii) a breach or alleged breach of any representation or warranty of Consultant set forth in Section 7 of this Agreement.

11.PUBLIC DISCLOSURE. Consultant and Company shall jointly issue the press release attached hereto as Exhibit A (the “Press Release”). Consultant and Company shall consult with each other before issuing any other press release or otherwise making any public statement or disclosure with respect to this Agreement or Consultant’s resignation from the Company Board and, other than the Press Release, neither shall issue any press release or make any public statement or disclosure regarding this Agreement or Consultant’s resignation from the Company Board without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other party about, and allow the other party reasonable time to comment in advance on, such press release, public announcement, or disclosure.

12.TERM AND TERMINATION.

12.1Term. Subject to Sections 12.2 and 12.3, the term of this Agreement will begin effective as of 3/14/2022 and will continue for a period of one (1) year thereafter and will automatically renew for one (1) year periods thereafter unless terminated in accordance with Section 12.2 or Section 12.3 hereof.

12.2Termination by Company. Company may terminate this Agreement at its convenience and without any breach by Consultant upon ten (10) days’ prior written notice to Consultant.

12.3Termination by Consultant. Consultant may terminate this Agreement at Consultant’s convenience and without any breach by Consultant upon ten (10) days’ prior written notice to Company.

12.4Return of Company Property. Immediately upon notice of termination of the Agreement (or earlier if requested by Company), Consultant shall cease work and deliver to Company any and all (including copies thereof) work in progress, Company-owned materials and/or equipment, including all material containing or disclosing any Company Work Product, Third Party Information or Company Confidential Information.

13.GENERAL PROVISIONS.

13.1Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13.2Non-solicitation. Consultant agrees that during the term of this Agreement, Consultant will not, either directly or indirectly, solicit or attempt to solicit any employee of Company to terminate his or her relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity; provided, however, that the foregoing shall not apply to (i) generalized searches for employees, consultants or independent contractors by use of advertisements in the media that are not targeted at employees of the Company or by use of search firms or (ii) responding to any employee of the Company who contacts Consultant at his or her own initiative without any prior direct solicitation.

13.3Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.4No Assignment; Subcontracting. This Agreement may not be assigned by any party without the other party’s prior written consent, and any such attempted assignment shall be void and of no effect. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent, which consent may be withheld in Company’s sole discretion.

13.5Notices. All notices, requests and other communications under this Agreement must be in writing, and e-mailed or be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If e-mailed or delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this Section 13.5.

13.6Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to either party for which there may be no adequate remedy at law, and either party is therefore entitled to injunctive relief (without requirement to post a bond therefore) from the Court of Chancery of the State of Delaware (or solely if such Court does not have jurisdiction, any other state or federal court in the State of Delaware), and each party hereby consents to the personal jurisdiction of such Court for such purpose, subject to Section 13.8 below.

13.7Limitation of Liability. Consultant’s liability associated with this Agreement shall be limited to the total hourly cash compensation received by Consultant in association with this Agreement.

13.8Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between Consultant and a senior executive officer of the Company. Either party may give written notice of any dispute not resolved in the normal course of business. Within 5 business days after the delivery of such notice, the receiving party shall submit a written response and Consultant and a senior Company executive shall meet at a mutually acceptable time and place within 30 days (the “Meeting”). At no time prior to the Meeting shall either party initiate an arbitration with JAMS, provided, however, that this limitation shall not apply if the other party refuses to comply with the requirements for a Meeting. Subject to Section 13.6, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the State of New Jersey before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

13.9Survival. The following provisions shall survive expiration or termination of this Agreement: Section 5.1 (through the date that is two years from termination of this Agreement), the last sentence of Section 8, and Sections 9 – 13.3 (other than 13.2). In addition, in no event shall termination of this Agreement effect the Company’s obligation to pay for Services rendered through the date of such termination or the status of equity awards as having vested through the date of such termination.

13.10Waiver. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right. No party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

13.11Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties; provided, however, that the parties agree that the Indemnification Agreement between Consultant and the Company dated as of October 30, 2019 shall continue in full force and that Consultant shall be entitled to all the rights and privileges of an Indemnitee under such agreement with respect to any actions taken prior to Consultant’s resignation from the Company Board. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for Company.

13.12Execution in Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be an original, and all of which together will constitute one and the same instrument. The parties agree that electronic signatures shall be deemed originals.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Consulting Services Agreement to be executed by their duly authorized representative.

COMPANY:

OYSTER POINT PHARMA, INC.

By: /s/ Jeffrey Nau

Name: Jeffrey Nau, PhD, MMS

Title: President, Chief Executive Officer and Director

Address:

202 Carnegie Center, Suite 109
Princeton, New Jersey 08540
Attention: Dr. Jeffrey Nau
Email: [ * ]

with a copy to:
Barry Rosenfeld, General Counsel
Email:[ * ]

CONSULTANT:

By: /s/William J. Link

Name: William J. Link

Address:

William J. Link
[ * ]

Email: [ * ]

For copyright registration and tax reporting purposes only, Consultant must provide the following information, as applicable:

Country of Domicile: USA

Federal Tax ID Number: [ * ]

Exhibit A

Oyster Point Pharma Announces Retirement of William J. Link From Board of Directors
March 17, 2022

PRINCETON, N.J., March 17, 2022 (GLOBE NEWSWIRE) -- Oyster Point Pharma, Inc. (Nasdaq: OYST), a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ophthalmic diseases, today announced that William J. Link, Ph.D., is retiring from Oyster Point’s Board of Directors, effective as of March 17, 2022. Dr. Link will continue to serve as a consultant to the company.
“On behalf of the entire Oyster Point organization, we are eternally thankful to Dr. Link for his leadership and significant contributions over the years,” said Jeffrey Nau, M.M.S, Ph.D., president and chief executive officer, Oyster Point Pharma. “Even in his retirement, he will be contributing through our shared goal of elevating the standard of care for people suffering with Ophthalmic diseases.”
Dr. Link joined Oyster Point’s Board of Directors at the inception of the company in July 2015 and was a member of the Compensation Committee. He continued his service through the Company’s successful transition from private to public biopharmaceutical company, through the launch of TYRVAYA™ (varenicline solution) Nasal Spray and the evolution of a promising pipeline with potentially transformative investigational therapies in a range of ocular surface diseases.
"It has been an honor to serve on Oyster Point’s Board during this exciting time of transformation and growth," said Dr. William J. Link. "As a shareholder and consultant, I remain steadfast in my belief in Oyster Point’s leadership team and innovative portfolio as the Company continues its next phase of continued growth and shareholder value creation strategy."
About Oyster Point Pharma, Inc.
Oyster Point Pharma is a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of first- in-class pharmaceutical therapies to treat ophthalmic diseases. In October 2021, Oyster Point Pharma received FDA approval for TYRVAYATM (varenicline solution) Nasal Spray. Oyster Point has a growing pipeline of clinical and pre-clinical programs and continues to expand its research and development pipeline through internal innovation and external collaborations. Oyster Point is continuously striving to advance breakthrough science and deliver therapies seeking to address the unmet needs of patients with ophthalmic disease and the eye care professionals who take care of them. For more information, visit www.oysterpointrx.com and follow @OysterPointRx on Twitter and LinkedIn.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current beliefs, expectations and assumptions of Oyster Point Pharma, Inc. regarding the future of the Company’s business, our future plans and strategies, commercial opportunities, regulatory approvals, preclinical and clinical results, future financial condition and other future conditions. Words such as “may,” “will,” “expect,” “potential” or other similar expressions are intended to identify forward-looking statements, although not all forward- looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things: our plans and potential for success relating to commercializing TYRVAYA; the beneficial characteristics, safety, efficacy and therapeutic effects of TYRVAYA and our preclinical and clinical product candidates; our plans relating to the further development and manufacturing of TYRVAYA and our preclinical and clinical candidates, including potential additional indications or disease areas to be evaluated and pursued; the timing of initiation of our future preclinical studies or clinical trials; the uncertainties inherent in pharmaceutical research and development, including the likelihood of positive preclinical study results, and the likelihood of clinical trials demonstrating the safety and efficacy of our product or product candidates; the timing or likelihood of regulatory filings and approvals of TYRVAYA and our clinical and preclinical candidates, including in potential additional indications for TYRVAYA and potential filings in additional jurisdictions; the prevalence of dry eye disease and Neurotrophic Keratopathy (NK) and the size of the market opportunities for our product candidates; the expected potential benefits of strategic collaborations with third parties and our ability to attract collaborators with development, regulatory and commercialization expertise; existing regulations and regulatory developments in the United States and other jurisdictions; our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available; our continued reliance on third parties to conduct additional preclinical studies and clinical trials of our product candidates, and for the manufacture of our product and product candidates; our ability to recruit and retain key personnel needed to develop and commercialize our product and product candidates, and to grow our company; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our financial performance; market conditions; the sufficiency of our existing capital resources to fund our future operating expenses and capital expenditure requirements; our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act; and other risks described in the “Risk Factors” section included in our public filings that we have made and will make with the Securities and Exchange Commission (SEC).
© 2022 Oyster Point Pharma, Inc.

Investor Contact:
Tim McCarthy
LifeSci Advisors, LLC
(212) 915-2564
investors@oysterpointrx.com

Media Contact:
Karen Castillo-Paff
(347) 920-0248
kpaff@oysterpointrx.com